As filed with the Securities and Exchange Commission on January 7, 2009

Registration No. 333-58604

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSOCEAN INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	66-0582307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Greenway Plaza

Houston, Texas 77046

(713) 232-7500

70 Harbour Drive

Grand Cayman, Cayman Islands

KY1-1003

(345) 745-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric B. Brown

Senior Vice President and General Counsel

Transocean Inc.

4 Greenway Plaza

Houston, Texas 77046

(713) 232-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gene J. Oshman

John D. Geddes

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-58604) shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

REMOVAL OF SECURITIES FROM REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 filed on April 10, 2001 (Registration No. 333-58604), as amended by Amendment No. 1 filed on April 13, 2001 (as thereby amended, the “Registration Statement”), of Transocean Inc. (formerly known as Transocean Sedco Forex Inc.) (“Transocean-Cayman”). The Registration Statement was declared effective by the Securities and Exchange Commission on April 13, 2001. The Registration Statement registered $2,000,000,000 of debt securities, ordinary shares, preference shares and warrants (collectively, the “Securities”). Pursuant to the Registration Statement, $400,000,000 principal amount of 1.5% Convertible Debentures due 2021 and $1,000,000,000 principal amount of Floating Rate Notes due 2008 were issued and sold to the public.

On December 18, 2008, Transocean-Cayman merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., a wholly-owned subsidiary of Transocean Ltd., a Swiss company (“Transocean-Switzerland”), with Transocean-Cayman as the surviving company (the “Transaction”). As a result of the Transaction, Transocean-Cayman became a wholly-owned subsidiary of Transocean-Switzerland. Transocean-Cayman has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking of Transocean-Cayman in the Registration Statement, this Post-Effective Amendment is being filed to remove from registration the $600,000,000 of Securities not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 7, 2009.

TRANSOCEAN INC.

By:	/s/ C. Stephen McFadin
C. Stephen McFadin
Vice President and
Director

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on January 7, 2009.

Signature	Title

/s/ C. Stephen McFadin C. Stephen McFadin	Vice President and Director (Principal Executive, Financial and Accounting Officer)

/s/ Anil B. Shah Anil B. Shah	Director

/s/ William H. Gammerdinger William H. Gammerdinger	Director